EXHIBIT 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, April 28, 2006

STAR BUFFET, INC. FILES FORM 10-K FOR FY 2006

SALT LAKE CITY, UT — April 28, 2006 — Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-K with the Securities and Exchange Commission for its fiscal year ending January 30, 2006.  Following are the highlights:

Star Buffet, Inc. had revenues of $56.3 million and net income of $1,797,000, or $0.56 per share on a diluted basis, for the fifty-two weeks ended January 30, 2006.

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 30, 2006, and other filings with the Securities and Exchange Commission.  Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet, through its subsidiaries, as of April 28, 2006, operates 14 franchised HomeTown Buffet restaurants, six JB’s restaurants, five BuddyFreddys restaurants, four K-BOB’S restaurants, two JJ North’s Country Buffet restaurants,  two Holiday House restaurants and one Casa Bonita Mexican theme restaurant.

E-1